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Exhibit 10.9

CONFIDENTIAL TREATMENT

        Note: Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission under Rule 24b-2. The omitted confidential material has been filed separately with the Commission. The location of the omitted confidential information is indicated herein with asterisks (****).

Alliance Agreement

        This Alliance Agreement ("Agreement") is entered into as of the 3rd day of November, 2004, by and among Hardinge Inc., a New York corporation ("Hardinge") and BPT IP, LLC, a Delaware limited liability company ("BPT").

Preliminary Statement

        Hardinge, BPT Holdings, Inc. and Bridgeport Machines Limited, an English company ("BML"), previously entered into that certain Alliance Agreement dated October 29, 2002 (the "Original Alliance Agreement"). Hardinge and BPT now desire to enter into this Alliance Agreement, which supersedes and replaces the Original Alliance Agreement, which has been terminated by Hardinge, BPT and BML on the date hereof. Therefore, intending to be legally bound by this Agreement, and in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, Hardinge and BPT agree as follows:

Agreement

        Section 1.    Definitions.    As used in this Agreement, each of the defined terms set forth below has the following meaning:

        Accessory means an accessory product, the purpose of which is to augment the function of a Product, and does not include a Spare.

        Affiliate means, with respect to a particular entity, any other entity directly or indirectly controlling, controlled by or under common control with, such entity. For purposes of this definition, "control" means the ownership or control, by contract or otherwise, of more than 50% of the voting securities of an entity, or the right to appoint or elect a majority of the Board of Directors of an entity.

        Assets Sale Agreement means the agreement for the sale of certain assets dated the same date as this Agreement and made between BPT and Hardinge.

        Change of Control Transaction means any transaction or related series of transactions pursuant to which a third party may gain Control of a party, whether by merger, consolidation, issuance or acquisition of voting securities, sale of all or substantially all of the assets of a party, or otherwise.

        Control means and includes the direct or indirect ownership of all or substantially all of the assets of a party by any third party, the direct or indirect ownership or control, by contract or otherwise, of more than 50% of the voting securities of the acquired party, or the right to appoint or elect, whether directly or indirectly, a majority of the Board of Directors of a party.

        Copyrights means the United States copyrights listed on Schedule A to this Agreement, as that Schedule may be amended from time to time by the parties, and being copyrights that form part of the sale of intellectual property right by BPT to Hardinge pursuant to the terms of the Assets Sale Agreement.

        Force Majeure Event is defined in Section 5.4.

        Governing Documents means with respect to any entity, (a) the articles or certificate of incorporation, formation or association, and bylaws of a corporation; (b) all shareholders' agreements, voting agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such corporation or relating to the rights, duties and obligations of the shareholders of such corporation, or any operating agreement incorporating any or all of the foregoing elements; and (c) any amendment or supplement to any of the foregoing.

        Intellectual Property Rights means the Marks and Copyrights, collectively.

        Knee Mill Products means products falling under the description "Milling machines, knee-type, UK customs tariff codes 845951 00 (numerically controlled) and 845959 00 (other) as defined in section XVI of the UK Customs Tariff volume 2, section VI.

        Marks means the United States and Canadian trademarks and trade names listed on Schedule A to this Agreement, as that Schedule may be amended from time to time, and being trade marks and trade names that form part of the sale of intellectual property right by BPT to Hardinge pursuant to the terms of the Assets Sale Agreement.

        Net Sales means the gross sales price actually charged in the sale of a (i) Product, (ii) a Spare, (iii) an Accessory or (iv) any other item bearing any Mark, in each case within the Territory, less:

  (i)
  customary trade, quantity or **************, rebates, and non-affiliated brokers' or agents' commissions actually allowed and taken;

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Confidential treatment requested and the redacted material has been separately filed with the Commission.

(ii)
freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified Products and actually paid or allowed; and

(iii)
in the case of Products, Accessories and Spares only, amounts charged for Product Services sold at the same time as the specified Products, Accessories or Spares, provided that any such Product Services are separately charged and itemized.

For purposes of this Agreement, a "sale" shall be deemed to occur upon the earlier of (i) the date of an invoice for a Product, Accessory, Spare or other item bearing any Mark sold or transferred by Hardinge to any third party, or (ii) the date on which a Product, Accessory, Spare or other item bearing any Mark is shipped for delivery to any third party.

        Products means those products listed on Schedule B to this Agreement, as that Schedule may be amended from time to time.

        Product Services means service engineering and technical support services for Products, Spares and Accessories.

        Product Warranty means the warranty or warranties to be offered by Hardinge in connection with the sale of Products, Accessories or Spares, in the form attached as Schedule C.

        Representative means, with respect to a particular person, any director, officer, manager, employee, agent, consultant, adviser, accountant, financial adviser, legal counsel or other representative of that person.

        Royalties means the amount payable to BPT by Hardinge in connection with the sale of Products, Accessories, Spares and other items bearing any Mark, as set forth in Section 6.1 of this Agreement.

        Spares means spare parts for Products and Accessories.

        Technical Information means all information owned by BPT to the extent that it is required for the manufacture of the Products, Accessories and Spares, including but not limited to blueprints, designs, schematics, drawing, specifications, computer source and object code, customer lists, and proprietary rights and assets of a similar nature.

        Territory means the United States of America, Canada and Mexico, and their respective territories and possessions.

        US GAAP means generally accepted accounting principles for financial reporting in the USA applied on a consistent basis during the term of this Agreement and in a manner consistent with Hardinge's previous practice.

        Section 2.    Staffing.

        Hardinge shall use its reasonable efforts to employ or engage sufficient personnel during the term of this Agreement to ensure the successful distribution, sale and promotion of the Products, Accessories and Spares, and the provision of Product Services.

        Section 3.    Grant of Rights.

        3.1    Rights To Manufacture.    Subject to the terms of this Agreement, BPT hereby grants and agrees to grant, and Hardinge hereby accepts, the exclusive worldwide right to manufacture Products, Accessories and Spares. While this Agreement remains in effect, BPT agrees that it will not, and will not permit any of its Affiliates to, nor will it grant to any third party any right to, manufacture Products, Accessories and Spares anywhere in the world.

        3.2    Rights to Sell.    Subject to the terms of this Agreement, BPT hereby grants and agrees to grant, and Hardinge hereby accepts, the exclusive worldwide right to sell Products, Accessories and Spares. While this Agreement remains in effect, BPT agrees that it will not, and will not permit any of its Affiliates to, and nor will it grant to any third party any right to, sell Products, Accessories and Spares anywhere in the world.

        3.3    Grant of Technical Information License.    Subject to the terms of this Agreement, BPT hereby grants and agrees to grant to Hardinge, and Hardinge hereby accepts, the exclusive right to use the Technical Information, to make, have made, use, import and sell Products, Accessories and Spares anywhere in the world. While this Agreement remains in effect, BPT agrees that it will not, and will not permit any of its Affiliates to, and nor will it grant to any third party any right to use the Technical Information anywhere in the world.

        3.4    Reservation.    Hardinge acknowledges and agrees that the Technical Information are and shall remain the sole and exclusive property of BPT, and that unless otherwise specifically and expressly granted to Hardinge pursuant to this Agreement any and all rights in and to the Technical Information are hereby irrevocably reserved to BPT. Hardinge further acknowledges and agrees that (i) no title in the Technical Information is transferred to Hardinge pursuant to this Agreement, (ii) it shall not use the Technical Information for any purpose other than the purposes set forth in this Agreement, (iii) it will not represent or assert to any third party any claim of ownership in or to the Technical Information, and (iv) it will not bring any action or assert any claim, or directly or indirectly assist any other person or entity to bring any action or assert any claim, challenging the ownership by BPT, or the validity, of the Technical Information, at any time during or after the term of this Agreement.

        3.5    Third Party Rights.    The parties acknowledge that it may be advisable for Hardinge to subcontract the manufacture or assembly of certain Products, Accessories or Spares, and that in connection with any such subcontract a third party manufacturer may require a license to some or all of the Technical Information. The parties hereby agree that they shall within 60 days after the date hereof mutually agree upon (i) a set of criteria for sub-licensing of the Technical Information by Hardinge to third parties (the "Sub-licensing Criteria") and (ii) the form of a sub-licensing agreement to be used by Hardinge in sub-licensing the Technical Information to third parties (the "Agreed Form Sub-Licensing Agreement"). Thereafter, Hardinge shall be entitled to sub-license the Technical Information to third parties who comply with the Sub-licensing Criteria and who enter into a sub-licensing agreement with Hardinge in the form, or substantially in the form, of the Agreed Form Sub-Licensing Agreement (and provided always that any such sub-licensing agreement provides for its own expiry automatically upon the termination of this Agreement for whatever reason). Hardinge shall give BPT prior written notice of any such proposed sub-licensing, and BPT shall be entitled to require reasonable evidence, prior to the grant of the relevant sub-license, that (i) the relevant third party complies with the Sub-Licensing Criteria and (ii) the proposed sub-licensing agreement is in the form, or substantially in the form, of the Agreed Form Sub-Licensing Agreement. Hardinge agrees diligently to monitor the compliance of any sub-licensee with the terms of its sub-licensing agreement and to take all actions within its power to ensure that such sub-licensee complies with the terms thereof. Any default (i) by Hardinge in the performance of its obligations pursuant to this clause 3.6, or (ii) by a sub-licensee in the performance of its obligations pursuant to its sub-licensing agreement, in each case which is not remedied within ninety (90) days after the earlier of (a) either the Hardinge program manager or other high-ranking Hardinge manager becoming aware of the default or (b) Hardinge receiving written notification from BPT of the default, shall be deemed to constitute a material default by Hardinge under this Agreement and shall entitle BPT to terminate for cause in accordance with section 7.3(b).

        3.6    Infringement Claims.    Hardinge agrees that it will promptly notify BPT in writing if it becomes aware of any infringement or possible infringement, or other misappropriation or illegal use, of any Technical Information in or outside of the Territory. BPT shall be responsible for, and shall have the sole discretion with respect to any prosecution or settlement of, any action brought by BPT to enforce its rights in the Technical Information. BPT shall be solely responsible for the settlement or abandonment of any proceeding brought by BPT pursuant to this Section 3.6, and shall have the right to retain all recoveries, damages and other remedies obtained as a result of any such proceeding. Hardinge agrees that it shall provide such cooperation as is reasonably requested by BPT with respect to any enforcement action brought by BPT, provided that BPT will reimburse Hardinge for any and all reasonable out of pocket expenses incurred by Hardinge in so cooperating with BPT.

        Section 4.    Product Manufacture, Design, Service and Promotion.

        4.1    Manufacture of Products, Accessories and Spares.    The parties agree that Hardinge shall be responsible for the manufacture of Products, Accessories and Spares. Hardinge agrees that the Products, Accessories and Spares manufactured by, or for, Hardinge will be of good, merchantable quality commensurate with the quality of other Hardinge products comparable to the Products, Accessories and Spares. Hardinge agrees that it will maintain, or will cause to be maintained, manufacturing quality controls and processes with respect to the Products, Accessories and Spares which are no less rigorous than those maintained by Hardinge with respect to its own quality products. At all times during the term of this Agreement, Hardinge will use commercially reasonable efforts to (i) maintain or improve the quality and reliability of the Products, Accessories and Spares, (ii) maintain or enhance the specifications for the Products, Accessories and Spares in order to improve their marketability, and (iii) maintain or reduce the costs of manufacture of the Products, Accessories and Spares in order to increase sales volumes and profitability of the Products, Accessories and Spares. In furtherance of such obligations, Hardinge may implement changes to the designs and specifications of the Products, Accessories and Spares so long as (A) such changes do not degrade the form or function of the Products, Accessories and Spares, and (B) Hardinge maintains complete and accurate records and drawings of all such changes. Hardinge will provide BPT with a list of all changes implemented by Hardinge as BPT may request from time to time.

        4.2    Design and Engineering Control.    Hardinge shall be responsible for providing production engineering, engineering drawings, and document control with respect to the Products, Accessories and Spares in accordance with its practices with respect to its own quality products.

        4.3    Ownership of Drawings and Other Documents.    The parties agree that all drawings, specifications, designs, blueprints and other documents of any kind or nature prepared by or at the direction of Hardinge pursuant to this Section 4, together with all copies, abridgements, summaries, and derivative works made or derived therefrom, shall be and remain the sole and exclusive property of BPT and shall promptly be returned by Hardinge to BPT on termination of this Agreement for any reason.

        4.4    Service and Warranties.    Hardinge will be responsible for the marketing and sale of the Products, Accessories and Spares, and for the provision of the Product Services, in the Territory. Hardinge agrees that it will perform such obligations at a level of quality comparable to that performed by Hardinge with respect to comparable Hardinge Products. Hardinge will offer the Product Warranty with respect to all Products, Accessories and Spares, and will service all Product Warranty claims at its sole cost and expense.

        4.5    Sales, Marketing and Distribution.

          4.5.1    Promotion Efforts.    Subject to Section 4.6 below, Hardinge agrees to use its reasonable commercial efforts to promote and sell the Products, Accessories and Spares in the Territory in a manner consistent with such efforts undertaken by Hardinge with respect to its own quality products, including print advertising, attendance at trade shows in the Territory, direct mail campaigns, and other similar efforts previously or hereafter employed by Hardinge with respect to any of its products. Such efforts will be at the cost and expense of Hardinge.

          4.5.2    Telephone Orders.    Without limitation of the foregoing, Hardinge agrees that it will, until the earlier of (a) the termination of this Agreement and (b) 31 December, 2009, (i) maintain, advertise and promote a dedicated "800" customer services number to enable customers to order Products, Accessories and Spares or request Product Services via telephone during normal business hours, or such extended hours as Hardinge may maintain for any of its other products and services, and (ii) advertise and permit the ordering of Products, Accessories, Spares and Product Services through any other standard telephone or other ordering systems maintained by Hardinge for its own comparable products. Upon termination of this Agreement for any reason, Hardinge shall assign the "800" number set forth above to BPT or to such other person or entity as BPT may designate, at no cost or expense to BPT, unless such transfer is prohibited at such time by the relevant telephone carrier.

          4.5.3    Websites.    Hardinge currently maintains, and will maintain at all times during the term of this Agreement, a website for the promotion and sale of its products and services and the Products, Accessories, Spares and Product Services.

        4.6    Demonstration Products.    At all times during the term of this Agreement, Hardinge will maintain appropriate and commercially reasonable numbers of demonstration Products, Accessories and Spares necessary to support a marketing and sales effort for the Products, Accessories and Spares that is at least as active as that Hardinge employs in respect of its own products.

        Section 5.    Royalties on Products and Spares.

        5.1    Royalties.    In consideration of the licenses and other rights granted to Hardinge pursuant to this Agreement, Hardinge hereby agrees to pay to BPT Royalties of:

  (i)
  **** % of the Net Sales of any Spares sold by Hardinge within the Territory;

  (ii)
  ****% of the Net Sales of any Products sold by Hardinge within the Territory;

  (iii)
  ****% of the Net Sales of any Accessories sold by Hardinge within the Territory separately from the Products to which such Accessories relate; and

  (iv)
  ****% of the Net Sales of any Accessories sold by Hardinge for use in conjunction with Products sold by Hardinge at the same time as such Accessories within the Territory,

  provided that (i) Hardinge will not be obligated to pay any Royalty on sales of Product Services, and (ii) ********************************************************.

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Confidential treatment requested and the redacted material has been separately filed with the Commission.

        5.2    Minimum Royalties.    For two (2) periods of 12 months, commencing with the twelve month period beginning November 1, 2004 (each such twelve month period referred to below as a "Minimum Royalty Year"), Hardinge will pay to BPT an amount equal to the greater of (i) zero and (ii) U.S.$1,000,000 minus the amount of any Royalties paid (and for these purposes Royalties shall be deemed paid in an amount equal to the amount of any credit against Royalties granted pursuant to section 5.3.2) or payable in respect of Net Sales during such Minimum Royalty Year to BPT by Hardinge pursuant to Section 5.1 above. For two (2) periods of 12 months, commencing with the twelve month period beginning November 1, 2006 (each such twelve month period referred to below as a "Reduced Minimum Royalty Year", and the Minimum Royalty Years and the Reduced Minimum Royalty Years together being the "Minimum Royalty Years"), Hardinge will pay to BPT an amount equal to the greater of (i) zero and (ii) U.S.$850,000 minus the amount of any Royalties paid (and for these purposes Royalties shall be deemed paid in an amount equal to the amount of any credit against Royalties granted pursuant to section 5.3.2) or payable in respect of Net Sales during such Reduced Minimum Royalty Year to BPT by Hardinge pursuant to Section 5.1 above

        5.3    Calculation and Payment of Royalties.

          5.3.1    Royalty Payments.    Subject to Section 5.1, Royalties shall be calculated and paid to BPT within *********** days following the end of each ********* month period, commencing with the ********* month period beginning on **************** and, in the case of termination of this Agreement for any reason, shall be paid on the date of termination with respect to the period from the last Royalties payment date until the date of termination (and in the case of termination either by Hardinge pursuant to section 7.3 or by BPT pursuant to section 7.3(b), shall be paid on the date of expiry of the licenses in sections 31., 3.2 and 3.3 with respect to the period from the last Royalties payment date until the date of expiry of such licenses in accordance with section 7.6.5). Minimum Royalties which may be owed with respect to any Minimum Royalty Year shall be paid within ************ days of the last day of such Minimum Royalty Year. Payments will be made to BPT by wire transfer to an account or accounts designated by BPT from time to time for such purpose. No Royalties shall be payable on sales to BPT or its Affiliates.

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Confidential treatment requested and the redacted material has been separately filed with the Commission.

          5.3.2    Credit towards Royalties.    In each period of 12 months commencing with the 12 month period beginning November 1, 2004, Hardinge shall be granted a credit of US$100,000 against Royalties otherwise payable in respect of that 12 month period (provided that if the Royalties otherwise payable in respect of that 12 month period are less than US$100,000 the credit shall be of an amount equal to such Royalties). Such credit shall be applied towards Royalty payments as they arise in respect of such 12 month period pursuant to section 5.3.1.

          5.3.3    Royalty Calculations.    At the same time that it makes payment of Royalties (and, if applicable, Minimum Royalties), Hardinge shall deliver to BPT a true and complete accounting of all sales of Products, Accessories and Spares during the period for which Royalties are due, with a separate accounting of sales and receipts by country within the Territory, and by each model or version of Product, Accessory or Spare.

          5.3.4    Records.    Hardinge shall keep accurate and complete records in compliance with US GAAP applied on a consistent basis throughout the term of this Agreement and consistent with Hardinge's prior practice, in sufficient detail to permit the Royalties and Minimum Royalties payable under this Agreement to be determined. During the term of this Agreement and for a period of three (3) years following termination of this Agreement, Hardinge shall permit its books and records regarding the sale of Products, Accessories and Spares to be copied and audited or otherwise examined from time to time, upon reasonable notice from BPT, during normal business hours by BPT or any designated Representative of BPT. Such examination shall be made at BPT's expense, except that if such examination discloses an underpayment of ***** percent (****%) or more in the amount of Royalties due BPT, then Hardinge shall forthwith reimburse BPT for the cost of such examination, including any professional fees incurred by BPT, in addition to the amount of any unpaid Royalties.

          5.3.5    Foreign Payments.    If Hardinge receives payment in a currency other than currency which is legal tender in the United States of America in connection with a transaction giving rise to a payment obligation under this Agreement, then the payment required to be made by Hardinge under this Agreement shall be converted, prior to payment, into United States dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the payment period in which such transaction occurred.

          5.3.6    Overdue Payments.    Royalties due to BPT under this Agreement shall if not paid when due bear simple interest at the annual rate of **** %, calculated on the basis of the number of days actually elapsed in a 365 day year, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Section shall be due on demand. The accrual or receipt by BPT of interest under this Section shall not constitute a waiver by BPT of any right it may otherwise have to declare a breach of or default under this Agreement and to terminate this Agreement.

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Confidential treatment requested and the redacted material has been separately filed with the Commission.

        5.4    Force Majeure.    "Force Majeure Event" means an event beyond the control of Hardinge which prevents Hardinge, for more than sixty continuous (60) days from the date of such event or for more than sixty (60) days in any ninety (90) day period following the date of such event, from manufacturing seventy five per cent (75%) or more by dollar volume of the Products, Accessories and Spares that it was manufacturing immediately prior to the occurrence of such event (including fire, floods, terrorism, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions or acts of God, but expressly excluding strikes, lockouts or other labor disturbances at Hardinge premises). If a Force Majeure Event occurs, all performance obligations of Hardinge shall be suspended for the duration of such event to the extent such obligations are affected by such Force Majeure Event. If a Force Majeure Event occurs in a Minimum Royalty Year, such Minimum Royalty Year, and any remaining Minimum Royalty Years thereafter, shall be adjusted forward by the duration of such Force Majeure Event. Hardinge shall provide BPT with prompt written notice of the occurrence of any event which would be a Force Majeure Event if it were to endure for more than sixty continuous (60) days.

        Section 6    Product Enhancements.

        6.1    Product Enhancements.    BPT and Hardinge agree that enhancements of existing Products, Accessories and Spares ("Product Enhancements") may be necessary or desirable. Hardinge shall be at liberty to make such Product Enhancements as it considers fit.

        6.2    Costs of Product Enhancements.    If this Agreement is terminated for any reason (other than a termination by BPT pursuant to section 7.3):

        (a)   Hardinge will within 30 days after termination provide to BPT a detailed breakdown of the cumulative expenditure borne by Hardinge (including engineering support (which for the purposes of this section 6 will be charged at the rate of US$65 per recorded hour), prototype costs (excluding manufacturing overhead), and other direct out-of-pocket expenses) in respect of Product Enhancements after the date of this Agreement and broken down on a calendar year basis (the "Costs Breakdown");

        (b)   The Costs Breakdown shall be deemed to have been accepted by BPT unless within 20 days after receiving it, BPT delivers to Hardinge notice to the contrary specifying (i) the item or items disputed and BPT's reasons for disputing the same. BPT and Hardinge shall use all reasonable efforts forthwith to resolve the matter or matters in dispute. If agreement is not reached within 10 days after receipt by Hardinge of such notice from BPT, the matter shall be referred to KPMG certified public accountants (the "Independent Accountants"), who shall then determine the matter in dispute and shall confirm the Costs Breakdown. The Independent Accountants shall act as experts and not as arbitrators. Their decision shall be communicated in writing to BPT and Hardinge and shall be final and binding upon BPT and Hardinge. The costs of the Independent Accountants shall be borne as to one half by BPT and one half by Hardinge.

        (c)   BPT will, within 30 days of receipt of agreement or determination of the Costs Breakdown pursuant to subsection (b) above, pay to Hardinge an amount equal to the cumulative expenditure on Product Enhancements shown by the Costs Breakdown, provided however that (subject to subsection (d) below) BPT shall not be liable to pay more than $100,000 in respect of Product Enhancement costs incurred in any calendar year;

        (d)   BPT shall be liable to pay for Product Enhancements costs in excess of $100,000 in any calendar year if and to the extent that such costs were, prior to being incurred, approved in writing by BPT following receipt by BPT of a budget for the relevant Product Enhancement(s) (including an estimate of necessary engineering support required, prototype costs (excluding manufacturing overhead), and other anticipated direct out-of-pocket expenses to be incurred);

        (e)   Notwithstanding the foregoing, BPT shall not be liable to pay any amounts in respect of Product Enhancement costs that do not affect the form, function or design of a Product, including costs related to quality control and improvements, manufacturing quality control, improvements and efficiencies, and other elements designed to reduce the manufacturing or distribution cost of a Product.

        6.3    Ownership of Product Enhancements.    All rights, including but not limited to intellectual property rights, in and to any Product Enhancements, and any Technical Information, drawings, specifications, designs, blueprints and other documents of any kind or nature, together with all copies, abridgements, summaries, derivative works made or derived therefrom, related to any Product Enhancements (including for the avoidance of doubt any Product Enhancements under the Original Alliance Agreement), shall be and remain the sole and exclusive property of BPT and shall promptly be returned by Hardinge to BPT on termination of this Agreement for any reason.

        Section 7    Term and Termination.

        7.1    Term.    This Agreement will commence on the date first written above, and shall continue thereafter until 31 December, 2009. Thereafter, this Agreement shall continue in effect for rolling one year periods unless and until terminated by Hardinge giving 120 days' prior written notice expiring on 31 December in any given year. Notwithstanding the above, either party shall have the right to terminate effective immediately upon the occurrence of any of the events or circumstances set forth in Section 7.3 below.

        7.2    Licence Back upon termination by Hardinge.    If Hardinge elects to terminate this Agreement on notice pursuant to the provisions of Section 7.1 above or if this Agreement is terminated by BPT pursuant to clause 7.3 below, then upon and with effect from the date of such termination, Hardinge agrees to grant to BPT the perpetual, exclusive, transferable right to use the Marks and the Copyrights upon or in relation to, and only upon or relation to, the marketing, promotion, advertisement, distribution and sale of the Products, Spares and Accessories, anywhere in the world. BPT shall be entitled to assign, transfer or sub-licence the benefit of such licence as it sees fit in its sole discretion.

        7.3    Termination.    Each party shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or otherwise) to terminate this Agreement if the other party:

        (a)   is in default in payment of any amount required to be paid under this Agreement, and the defaulting party fails to remedy any such default within thirty (30) days after written notice thereof by the non-defaulting party;

        (b)   is in material breach of or materially defaults with respect to any other provision of this Agreement, and the defaulting party fails to remedy any such breach or default within ninety (90) days after written notice thereof by the non-defaulting party;

        (c)   shall commence a voluntary case as a debtor under the Bankruptcy Code of the United States or any successor statute (the "Bankruptcy Code"), or if an involuntary case shall be commenced against the other party under the Bankruptcy Code and the petition in such case is not dismissed within forty-five (45) days of the commencement of the case, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction; or

        7.4    Acquisition by Direct Competitor.    In addition, a party may terminate this Agreement upon written notice to the other party if the other party is the subject of a Change of Control Transaction pursuant to which a direct competitor of the terminating party acquires Control of the other party.

        7.5    Termination on Force Majeure Event.    In addition, BPT may terminate this Agreement upon 120 days' written notice to Hardinge if a Force Majeure Event continues for one hundred and eighty (180) or more continuous days or for more than one hundred and eighty (180) days in any two hundred and forty (240) day period.

        7.6    Effect of Termination.

          7.6.1    Return of Items.    If this Agreement is terminated by either party for whatever reason, (A) Hardinge will within 30 days after the date of termination (i) provide to BPT all work papers and instructions necessary or useful for the production, distribution and sale of Products, Accessories and Spares, including but not limited to a list of customers for all or any part of any Product, Accessory or Spare, (ii) provide BPT a list of suppliers of all or any part of any Product, Accessory or Spare.

          7.6.2    Right of First Negotiaton.    If BPT either (i) determines at any time after ***************** to transfer any or all of its rights in the Technical Information, or (ii) is the subject of a proposed Change of Control Transaction, in either case to a third party that is not an Affiliate of BPT, BPT shall provide written notice to Hardinge of such determination (the "Sale Notice"). Within ******** days following receipt of the Sale Notice, Hardinge may give written notice to BPT that it wishes to negotiate with BPT concerning terms for the acquisition by Hardinge of the Technical Information which is the subject of the transaction described in subparts (i) or (ii) above, whereupon BPT and Hardinge shall enter into good faith, exclusive negotiations for the sale of such Technical Information. In the event that binding material terms for the acquisition by Hardinge of such Technical Information are not mutually agreed to by Hardinge and BPT within ********** days following the date of the Sale Notice, BPT and its Affiliates shall be at liberty within the period of ******** thereafter to directly or indirectly sell, transfer or dispose of the Technical Information to a third party that is not an Affiliate of BPT, in whole or in part, as BPT may determine in its sole discretion (and which may, for the avoidance of doubt, include a sale, transfer or disposal to Hardinge or one of its Affiliates). Any such proposed sale, transfer or disposal after such further period of one year shall be subject to the terms of this Section 7.6.2.

          7.6.3    Option to Purchase Technical Information.    Hardinge shall be entitled, at any time from and including *************** until ****************** to serve written notice on BPT requiring BPT to sell the Technical Information to Hardinge for a purchase price of US$********* in cash, free from any deductions, withholdings, set-off or counterclaims. Completion of such sale and purchase shall occur on the 15th Business Day following receipt by BPT of such notice and shall be made on the terms of a sale agreement for the Technical Information substantially in the form of the Assets Sale Agreement. This Agreement shall automatically terminate upon the consummation of the sale of the Technical Information pursuant to this section 7.6.3. BPT agrees not to sell any or all of the Technical Information to any third party prior to ***************.

          7.6.4    Non-competition.    Hardinge will not, and will not permit any of its Affiliates, during the term of this Agreement and for the period of ten (10) years after termination of this Agreement for any reason, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, partner, agent or otherwise in carrying on any business which involves the manufacture, sourcing or sale of Knee Mill Products or spares for Knee Mill Products.

{****} Confidential treatment requested and the redacted material has been separately filed with the Commission.

          7.6.5    Additional Matters with Respect to Termination.    If this Agreement is terminated pursuant to this Section 7, all obligations of the parties under this Agreement will terminate, except that the obligations in this Section 7 and in Sections 3.4, 4.3, 6.3, 9, 10.1, 10.6, 10.7 and 10.9 will survive (except in the case of a termination pursuant to Section 7.6.3, wherein only the obligations in Sections 9, 10.1, 10.6, 10.7 and 10.9 will survive); provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by another party, the terminating party's right to pursue all legal remedies will survive such termination unimpaired, provided however that under no circumstances shall Hardinge be responsible for any Minimum Royalty or damages based thereon (except for any Minimum Royalty payable at the time of such termination for Net Sales occurring prior to such termination) regardless of the reason for such termination. Upon termination of this Agreement by Hardinge pursuant to section 7.3 or by BPT pursuant to section 7.3(b), the license granted to Hardinge in sections 3.1, 3.2 and 3.3 shall continue until the earlier of (a) the 120th day following the date of termination of this Agreement and (b) the date upon which Hardinge sells all of the inventory of Products and Spares in its possession on the date of termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the expiry of the licenses contained in sections 3.1, 3.2 and 3.3 (whether on termination or, pursuant to the foregoing sentence on the 120th day following termination) Hardinge will immediately cease and desist from any use of any of the Technical Information, and shall return to BPT within thirty (30) days from the expiry of such licences all Technical Information in Hardinge's possession or control.

        Section 8.    Warranties, Representations and Indemnification.

        8.1    Representations and Warranties.    Each party represents and warrants as of the date of this Agreement to the other parties as follows:

        (a)   Such party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now conducted.

        (b)   This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms. Such party has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary corporate action.

        (c)   Neither the execution and delivery of this Agreement by such party nor the consummation or performance of any of the transactions contemplated by this Agreement by such party will give any person the right to prevent, delay or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to:

          (i)    any provision of such party's Governing Documents;

          (ii)   any resolution adopted by the board of directors or the shareholders of such party;

          (iii)  any legal requirement of whatever nature or order, injunction, judgment, or arbitration award of whatever nature to which such party may be subject; or

          (iv)  any contract to which such party is a party or by which it may be bound.

        (d)   Such party is not and will not be required to obtain any consent, approval, ratification, waiver or other authorization from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

        (e)   There is no pending proceeding that has been commenced against such party and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. No such proceeding has been threatened or is pending.

        (f)    Such party is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, "insolvent" means either that (i) the sum of the debts and other probable liabilities of such party exceeds the present fair saleable value of its assets, or (ii) such party is able to pay its debts generally as they become due.

        8.2    Further representation by BPT.    BPT represents and warrants as of the date of this Agreement to Hardinge that, to its knowledge, it owns the entire right, title and interest in and to the Technical Information and that, to its knowledge, the Technical Information do not infringe on the rights of third parties and BPT has not licensed the Technical Information for use by, or otherwise made theTechnical Information available to, any third party.

        8.3.    Indemnification by BPT.    BPT will indemnify and hold harmless Hardinge for, and will pay to Hardinge the monetary value of, any liability, loss, damage, claim, action, cause of action, reasonable cost and reasonable expense (including reasonable attorneys' fees and expenses) (collectively, the "Liabilities") arising, directly or indirectly, from or in connection with:

        (a)   any claim by any third party that the Technical Information infringes the intellectual property rights of such third party;

        (b)   claims relating to defects in, or alleged defects in, products manufactured or sold by Bridgeport Machines, Inc. prior to the date of this Agreement (it being represented by BPT that neither BPT nor any of its Associates has assumed any liabilities or obligations of Bridgeport Machines, Inc. whether fixed, contingent or otherwise and whether known or unknown);

        (c)   subject to Section 8.4(b), product liability, including but not limited to warranty costs, resulting from design defects in, or alleged defects in, the Products (excluding Product Enhancements) and Spares sold by Hardinge after the date of this Agreement, provided that in no circumstances shall BPT be liable hereunder if and to the extent that such warranty costs arise as a result of the sale by Hardinge after the date of this Agreement of Products or Spares that Hardinge is aware suffer from, or may suffer from, a design defect or defects, save to the extent that the relevant Liability has arisen or been increased by fraud, willful misconduct or gross negligence on the part of Hardinge.

        8.4    Indemnification by Hardinge.    Hardinge will indemnify and hold harmless BPT for, and will pay to BPT the monetary value of, any Liabilities arising, directly or indirectly, from or in connection with:

        (a)   product liability related to the quality (other than design quality), materials or workmanship of the Products and Spares manufactured by Hardinge after the date of this Agreement;

        (b)   product liability resulting from defects in, or alleged defects in, any alterations to the designs and specifications of the Products, Accessories and Spares implemented by Hardinge in accordance with Section 4.1, save to the extent that the relevant Liability has arisen or been increased by fraud, willful misconduct or gross negligence on the part of BPT. Notwithstanding anything in this Agreement to the contrary, Hardinge does not extend any indemnity of any kind to BPT or any of its Affiliates with regard to any matter arising out of or related to defects in, or alleged defects in, products or spares manufactured or sold by BML or Bridgeport Machines, Inc. prior to the date of this Agreement.

        8.5    Product liability insurance.    Hardinge shall obtain and carry in full force and effect adequate product liability insurance and will use its reasonable efforts to name BPT as an additional named insured under such insurance policy or policies.

        8.6.    Disclaimer of Warranties.    EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTIONS 8.1 AND 8.2 ABOVE, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO PERFORMANCE, MARKETABILITY, TITLE OR OTHERWISE IN ANY RESPECT RELATED TO THE INTELLECTUAL PROPERTY RIGHTS, TECHNICAL INFORMATION, PRODUCTS, ACCESSORIES, SPARES, OR MARKS. EACH PARTY FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY REGARDING INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES IN CONNECTION WITH THE PRACTICE OF THE INTELLECTUAL PROPERTY RIGHTS, TECHNICAL INFORMATION, OR MARKS, OR THE MAKING, USING OR SELLING OR OTHER DISTRIBUTION OF PRODUCTS, ACCESSORIES, SPARES OR PRODUCT ENHANCEMENTS BY ANY PERSON OR ENTITY.

        Section 9.    Confidentiality.

        9.1.    Definition of Confidential Information

        (a)   As used in this Section 9, the term "Confidential Information" includes any and all of the following information of Hardinge and BPT that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any party or its Representatives (collectively, the "Disclosing Party") to another party or its Representatives (collectively, the "Receiving Party"):

          (i)    all information that is a trade secret under applicable trade secret or other law;

          (ii)   all Intellectual Property Rights, Technical Information, information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures and all similar information, including but not limited to the data and information referred to in Sections 4.3 and 6.3;

          (iii)  all non-public information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented); and

          (iv)  all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in Section, upon any information included in the foregoing.

        (b)   Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 9, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Section 9 to the extent included within the definition. Hardinge and BPT hereby waive any requirement that the other Party submit proof of the economic value of any trade secret (but only for purposes of seeking equitable relief) or post a bond or other security in any action to enforce its rights with respect to its Confidential Information.

        9.2    Restricted Use of Confidential Information.

        Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than for the purposes contemplated by this Agreement; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. The Parties may disclose the Confidential Information of the other Party to their respective Representatives, provided that the Parties shall (x) enforce the terms of this Section 9 as to their respective Representatives; (y) take such action to the extent necessary to cause their Representatives to comply with the terms and conditions of this Section 9; and (z) be responsible and liable for any breach of the provisions of this Section by their Representatives.

        9.3    Exceptions.

        Section 9.2 does not apply to that part of the Confidential Information of a Disclosing Party that (a) was, is or becomes generally available to the public other than as a result of a breach of this Section 9 by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, (c) was available to the Receiving Party prior to the date of this Agreement on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure, [or (d) subject to the provisions of Section 9.11,] is required to be disclosed by the Receiving Party by law or applicable regulation, including but not limited to the reporting and disclosure requirements under U.S. securities laws.

        9.4    Legal Proceedings.

        If a Receiving Party becomes compelled in any proceeding or is requested by a governmental body having regulatory jurisdiction over the Receiving Party to make any disclosure that is prohibited or otherwise constrained by this Section 9, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 9. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such governmental body, provided, however, that the Receiving Party shall use reasonable efforts to obtain confidential treatment of any Confidential Information so disclosed.

        Section 10.    Miscellaneous.

        10.1.    Publicity.    Except as required by law or applicable regulation, including but not limited to the reporting and disclosure requirements under U.S. securities laws, and subject to the provisions of Section 10.11, none of the parties will disclose or make public the terms or existence of this Agreement without the prior written consent of the other parties hereto. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as the parties mutually agree. Notwithstanding this Section 10.1, a party may disclose the terms of this Agreement to a third party (the "Potential Buyer") with whom it is in good faith negotiations for the proposed acquisition of Control of such party or of a portion of the business of such party by the Potential Buyer, provided that three (3) days' prior written notice has been provided to the other parties hereto and provided further that such party and the Potential Buyer have entered into a binding written agreement pursuant to which the Potential Buyer is required to keep the terms of this Agreement confidential.

        10.2.    Assignment; Successors.    Except in the event of a sale or transfer of all or substantially all of the assets of a party, whereupon such party shall be entitled to assign this Agreement or any of its rights or obligations hereunder to the acquiror of such assets (or as such acquiror directs), neither this Agreement nor any of the rights or obligations of a party to this Agreement may be assigned by such party without the prior written consent of the other parties, such consent to be granted or withheld in each party's sole discretion. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of each party's successors and permitted assigns. If BPT sells or transfers, directly or indirectly, all or substantially all of its assets to one of its Affiliates, it shall at such time assign this Agreement, and its rights and obligations hereunder, to such Affiliate and such Affiliate shall assume all of said obligations.

        10.3.    Entire Agreement, Amendment and Waiver.    This Agreement (including any Schedules) contains the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes any prior written or oral understanding, agreement or commitment with respect to such subject matter. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by all of the parties to this Agreement. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

        10.4.    Notices.    All notices required or desired to be given under this Agreement shall be delivered (i) personally by hand, (ii) by facsimile machine, (iii) by recognized courier delivery service, or (iv) by first class registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

If to BPT:	BPT IP, LLC. C/o American Capital Strategies, Inc. 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814 USA
If to Hardinge:	Hardinge Inc. 1 Hardinge Drive, Elmira, NY, 14902-1507, USA

The date of personal delivery, the date the facsimile is sent to the recipient (with receipt confirmed by the sending party), the date of deposit with the courier delivery service in the case of notice given to an address in the same country, or three (3) days following the date of deposit for mailing or with the courier delivery service in the case of notice given to an address in a different country, as the case may be, shall be the date such notice is deemed given under this Agreement

        10.5.    Severability.    If any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the validity of the remaining provisions shall not be affected.

        10.6.    Governing Law.    This Agreement is governed and interpreted under the laws of the State of New York, USA applicable to contracts made and to be performed entirely within the State of New York, USA.

        10.7.    Dispute Resolution.    With respect to disputes, problems or claims arising out of or in connection with this Agreement ("Disputes"), the parties shall, in good faith, use their best efforts to resolve the Dispute. If after such efforts the parties are unable within fifteen (15) days to resolve the Dispute in good faith, they shall promptly mutually agree upon a qualified, independent third party experienced in the area in Dispute to resolve such Dispute within the following thirty (30) days. The determination(s) of such qualified, independent third party shall be final and binding for purposes of this Agreement. Notwithstanding the foregoing, if (i) such third party is unable to make a determination within said thirty (30) day period, or (ii) the parties are unable to agree upon a third party to resolve the Dispute, either party may submit to final and binding arbitration before the American Arbitration Association ("AAA"), with an office located in New York, New York, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et sec. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with AAA, with a copy to the other party. The arbitration will be conducted in New York, New York, USA in accordance with the provisions of AAA's rules and procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with AAA and with one another in selecting an arbitrator from AAA panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they shall participate in the arbitration in good faith. The provisions of this Section with respect to the arbitration before AAA may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the parties against whom enforcement is ordered. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. The parties agree that this Section 10.7 has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that except as otherwise specifically set forth in this Agreement, this Section 10.7 shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. The parties further agree that the decision of any such arbitrator will be final and binding on the parties, and may be enforced by any party in a court of competent jurisdiction. Nothing contained in this Section 10.7 shall prohibit any party from petitioning a court of competent jurisdiction at any time for equitable or declaratory relief.

        10.8.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same agreement.

        10.9.    Remedies.    Due to the proprietary nature of the subject matter of this Agreement, the parties agree that their respective rights and obligations under this Agreement may be enforced by injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies the parties may have, and without the necessity of posting any bond or surety of any kind.

        10.10.    Relationship of Parties.    The parties to this Agreement are independent contractors. There is no relationship of joint venture, partnership or other relationship of a similar nature between or among the parties. No party has the right to bind or otherwise serve as the agent for any other party.

        10.11    SEC Filing.    The parties acknowledge that the transactions contemplated by this Agreement will give rise to an obligation upon Hardinge to disclose the terms of this Agreement pursuant to federal securities laws. Hardinge agrees that it will (i) solely with respect to the first filing of this Agreement with respect to federal securities laws, consult with BPT prior to any such disclosure in order to allow BPT to comment on the content and form of the proposed disclosure, provided however that the final form and content of any such proposed disclosure shall be within the sole discretion of Hardinge, (ii) use good faith efforts to seek and obtain protective or other confidentiality orders with respect to such of the terms of this Agreement as Hardinge in its sole discretion determines, (iii) except as required by law or applicable regulation, including but not limited to the reporting and disclosure requirements under U.S. securities laws, not disclose, prior to a written decision by the Securities and Exchange Commission ("SEC") on any confidential information request made by Hardinge, any specific information that is the subject of such confidential information request, (iv) except as required by law or applicable regulation, including but not limited to the reporting and disclosure requirements under U.S. securities laws, commencing on the date of the SEC's written decision on such confidential information request and ending on the expiration of the period for which the SEC grants any confidential treatment, not disclose any specific information in respect of which the SEC grants confidential treatment, and (v) promptly provide BPT with a copy of all correspondence to and from the SEC concerning such confidential information request, including but not limited to copies of the confidential treatment itself and of the SEC's written decision in respect thereof.

        10.12.    Headings.    Headings used in this Agreement are for convenience only, and shall not be used to interpret or construe the meaning of this Agreement or the intentions of the parties with respect to any aspect of the Agreement.

HARDINGE, INC.
By:	/s/ J. PATRICK ERVIN
BPT IP, LLC
By:	/s/ GORDON O'BRIEN

Schedule A

Marks

U.S. Federal Registrations

Mark	Registration No.	Registration Date
BRIDGEPORT (and Design)	672,452	1/13/59
QUILL MASTER (and Design)	681,116	6/30/59
EZ-CAM	1,338,961	6/4/85
INTERACT	1,361,441	9/24/85
AIR-FLO	1,424,600	1/13/87
BRIDGEPORT	1,742,918	12/29/92
EZ-MILL	1,595,123	5/8/90
EZPATH	1,831,904	4/19/94
DISCOVERY TORQ-CUT 22 and Design	1,989,670	7/30/96
EZ PATH-II (and Design)	2,034,307	1/28/97
EZ-TURN	1,594,029	5/1/90
EZ-TRAK	2,038,846	2/18/97
EXPLORER	2,069,634	6/10/97
POWERPATH	2,086,548	8/5/97
TORQ-CUT TC	2,374,841	8/8/00
Canada
BRIDGEPORT	243,145	4/18/80

Copyrights

Title	Registration No.	Registration Date
Series I CNC, Machining Center	TX-954-329	4/2/82
Series I CNC: BridgeportSeries I CNC Mill	TX-954-328	4/2/82
O-C 14A	TX-954-327	4/2/82
Series II CNC	TX-954-326	4/2/82
Series I MDI	TX-954-325	4/2/82
E-Z CAM	TX-954-324	4/2/82
R2D3	TX-954-323	4/2/82
Bridgeport Attachments And Accessories For Standard Vertical Milling Machines	TX-954-322	4/2/82
Bridgeport Winners, E-Z CAM/CNC: Two Powerful Tools For One Low Price	TX-954-321	4/2/82
Top Shops: 1: For And About Shops That Are Tops In Their Field	TX-954-320	4/2/82
America Invades America	TX-954-319	4/2/82
The Bridgeport Standard Machines	TX-954-317	4/2/82
American Classics At Import Prices	TX-954-316	4/2/82
Choice Cut	TX-954-314	4/2/82
Make Your Used Bridgeport Work Like New	TX-882-049	4/2/82
Supplemental Mass Storage Boosts CNC Productivity	TX-882-048	4/2/82
Add DNC Power to Your CNC Bridgeports	TX-882-047	4/2/82
Buy From Bridgeport Direct, 1-800-243-4292	TX-864-141	2/24/82
Why Bridgeport Has Decided To Sell To You Direct	TX-864-140	2/24/82
An American Classic At A Foreign Price	TX-864-139	2/24/82
The Bridgeport CNC's	TX-864-138	2/24/82
Get The Point	TX-864-137	2/24/82
Think Sharp	TX-864-136	2/24/82
There's More to Bridgeport Than Meets The Eye	TX-864-135	2/24/82
The Bridgeport CNC's	TX-823-895	12/24/81

The Real World	TX-823-894	12/24/81
The Easy Life	TX-823-893	12/24/81
Life Rolls On	TX-823-92	12/24/81
The Bridgeport CNC's	TX-793-474	10/30/81
Don't Buy A Cheap CNC (Buy A Bridgeport CNC Cheaper)	TX-793-473	10/30/81
Life line	TX-811-219	11/16/81
Introducing the automatic Bridgeport	TX-811-217	11/16/81

Schedule B

Products

        Series I and Series II Standard and CNC version knee-mill machine tools, together with relevant variations and enhancements

Schedule C

Product Warranty

Warranty, Disclaimer and Remedy.    Seller warrants to the original Buyer only that new Products manufactured by the Seller and sold directly by the Seller or through an authorized representative and used by the original Buyer within limits of rated and normal usage will be free from defects which are not commercially acceptable in material and workmanship for the following periods, measured from the date of shipment: 6 months for repair parts purchased after the original machine warranty expires; 12 months for all new machines. For vendor-supplied Products the warranty will be the vendor warranty or one year, whichever is shorter.

        This warranty shall apply only to new Products sold, installed, and maintained in North America or Mexico. Any Product not so sold, installed, and maintained, shall be sold "AS IS" and any repairs or service shall be provided in accordance with paragraph 12 of Seller's Terms and Conditions of Sale, "Repairs and Service—Non-Warranty," unless otherwise expressly agreed to in writing by Seller. In no event shall the Buyer have any rights greater hereunder than if all components were manufactured by Seller.

                The terms of this warranty do not in any way extend to any Product or part thereof which has a life under normal usage inherently shorter than one year, second-hand Products or Products which were not manufactured by the Seller and not sold under the Hardinge or Bridgeport trade name. Seller's obligation and liability with respect to components not manufactured by the Seller shall be limited to the extent of express warranties received by Seller from such component manufacturers unless said components are sold under the Hardinge or Bridgeport trade name, in which case, the new machine warranty shall be applicable.

        This warranty is void and of no effect and Seller shall not be liable for any breach of warranty, express or implied, if the equipment or any part or component thereof shall have been repaired or altered by persons other than the Seller unless expressly authorized in writing by Seller, or if the equipment is operated or installed contrary to Seller's instruction or subjected to misuse, negligence or accident.

        Written notice of any claimed defect within the warranty period must be presented to the Seller immediately upon Buyer's discovery of the defect.

        Seller shall have the option to inspect any parts claimed to be defective either at the Buyer's place of business or at the Seller's place of manufacture while the Product is in the claimed defective condition. No return shall be accepted unless Seller has had an opportunity to inspect the equipment or has expressly authorized the return. If the equipment defect constitutes a safety hazard, operation of the Product must be suspended until corrective action is completed. Seller, upon receipt of written notice of a claimed defect, will proceed without unreasonable delay to remedy any defect coming within the warranty which is found to exist. During the warranty period, parts found to be defective by Seller's inspection will be furnished free of charge, shipment F.O.B. Point of Origin.

        THERE ARE NO OTHER WARRANTIES THAT EXTEND BEYOND THE WARRANTY HEREIN CONTAINED. THE WARRANTY STATED HEREIN IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IS IN LIEU OF ANY AND ALL OTHER OBLIGATIONS OR LIABILITIES ON SELLER'S PART. No statement, oral or written, inconsistent with this warranty is binding on the Seller. No agent, employee or representative of the Seller, other than an officer, duly authorized, has any authority to bind the Seller to any confirmation, representation or warranty concerning the Seller's Product beyond that specifically included in the warranty contained herein. UNDER NO CIRCUMSTANCES WILL THE SELLER BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGE OR EXPENSE OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, PERSONAL INJURIES AND LOSS OF PROFITS, ARISING IN CONNECTION WITH ANY CONTRACT OR WITH THE USE, ABUSE, UNSAFE USE OR INABILITY TO USE SELLER'S PRODUCTS. Seller's maximum liability shall not exceed and Buyer's remedy is limited to either (a) repair or replacement of the defective part or Product or at the Seller's option, (b) return of the Product and refund of the purchase price; and such remedy shall be the Buyer's entire and exclusive remedy. If the Buyer and the Seller agree that it would be in the best interest of both Parties to return the Product and refund the purchase price, the Buyer shall be liable for all costs associated with the usage of the Product from the date the installation is complete at the Buyer's facility to the date Seller is given written notice of an alleged defect or date of agreement to return the Product whichever is applicable. The cost of Product usage shall be based on the latest Seller rental price for renting a similar product as the Product being returned for the same period of time for which the Product was utilized by the Buyer. This cost shall be deducted from the purchase price refund to the Buyer.

        The sole purpose of the stipulated exclusive remedy shall be to provide the Buyer with free repair or replacement of defective Products, or refund of the purchase price, in the manner provided herein. This exclusive remedy shall not be deemed to have failed of its essential purpose so long as Seller is willing and able to repair or replace defective Products, or to refund the purchase price, in the prescribed manner.

QuickLinks

CONFIDENTIAL TREATMENT
Alliance Agreement
Agreement
Schedule A
Marks
Copyrights
Schedule B
Products
Schedule C
Product Warranty